Exhibit 99.1

Encore Capital Group Announces Second Quarter 2024 Financial Results

•Highly favorable purchasing conditions continue in U.S. market
•Global portfolio purchases of $279 million including record $237 million in the U.S.
•Global collections of $547 million up 15% compared to Q2 2023
•GAAP EPS of $1.34

SAN DIEGO, August 7, 2024 -- Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, today reported consolidated financial results for the second quarter ended June 30, 2024.
“Encore’s second quarter results are a continuation of our strong performance trajectory,” said Ashish Masih, President and Chief Executive Officer. “Our year-to-date growth in portfolio purchasing, collections and cash generation reinforces our belief that 2024 will be a turning point in Encore’s operational and financial results.”
“In the U.S., the market for charged-off receivable portfolios continues to grow to record levels, driven by growth in credit card lending and rising charge off rates. Amid these favorable purchasing conditions, we deployed a record $237 million in the U.S. at strong returns.”
“In Europe, the portfolio purchasing market is showing continued signs of improvement but remains competitive. Although we continue to see examples of improved pricing, we believe European market pricing still does not consistently reflect the higher cost of capital caused by higher interest rates. As a result, we are maintaining discipline and are continuing our selective approach to purchasing portfolios in the region.”
“Our second quarter global collections of $547 million were up 15% compared to a year ago, reflecting the influence of our strong portfolio purchasing in the U.S. over the past two years as well as the stable collections environment in our key markets.”
“Due to the strength of our position in the favorable U.S. market for portfolio purchasing and the continued execution of our strategy, we are raising our 2024 guidance provided in February. We now anticipate our global portfolio purchasing this year will exceed $1,150 million and we expect our year-over-year collections growth to be approximately 11% to over $2,075 million. We also remain committed to the critical role we play in the consumer credit ecosystem and to helping consumers restore their financial health,” said Masih.

Encore Capital Group, Inc.

Financial Highlights for the Second Quarter of 2024:

	Three Months Ended June 30,
(in thousands, except percentages and earnings per share)	2024	2023	Change
Portfolio purchases(1)	$278,692	$274,325	2%
Estimated Remaining Collections (ERC)	$8,396,696	$7,979,353	5%
Collections	$546,728	$476,522	15%
Revenues	$355,285	$323,044	10%
Operating expenses	$253,446	$234,972	8%
GAAP net income	$32,181	$26,305	22%
GAAP earnings per share	$1.34	$1.08	24%
______________________
(1)Includes U.S. purchases of $236.8 million and $213.4 million, and Europe purchases of $41.9 million and $61.0 million in Q2 2024 and Q2 2023, respectively.

Conference Call and Webcast
Encore will host a conference call and slide presentation today, August 7, 2024, at 2:00 p.m. Pacific / 5:00 p.m. Eastern time, to present and discuss second quarter results.
Members of the public are invited to access the live webcast via the Internet by logging in on the Investor Relations page of Encore's website at encorecapital.com. To access the live conference call by telephone, please pre-register using this link. Registrants will receive confirmation with dial-in details.

For those who cannot listen to the live broadcast, a replay of the webcast will be available on the Company's website shortly after the call concludes.

Encore Capital Group, Inc.

Non-GAAP Financial Measures
This news release includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company has included information concerning adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to generate cash collections in excess of operating expenses through the liquidation of its receivable portfolios. Adjusted EBITDA has not been prepared in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income and net income per share as indicators of the Company’s operating performance. Further, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure is below.

About Encore Capital Group, Inc.

Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services for consumers across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks, credit unions, and utility providers.
Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com.

Encore Capital Group, Inc.

Forward Looking Statements
The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “will,” “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results (including purchases and collections), performance, supply and pricing, liquidity, business plans or prospects. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent reports on Forms 10-K and 10-Q, each as it may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:
Bruce Thomas
Encore Capital Group, Inc.
Vice President, Global Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com

SOURCE: Encore Capital Group, Inc.

FINANCIAL TABLES FOLLOW

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Financial Condition
(In Thousands, Except Par Value Amounts)
(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$250,621	$158,364
Investment in receivable portfolios, net	3,583,322	3,468,432
Property and equipment, net	102,291	103,959
Other assets	277,799	293,256
Goodwill	602,811	606,475
Total assets	$4,816,844	$4,630,486
Liabilities and Equity
Liabilities:
Accounts payable and accrued liabilities	$197,555	$189,928
Borrowings	3,455,130	3,318,031
Other liabilities	176,032	185,989
Total liabilities	3,828,717	3,693,948
Commitments and Contingencies
Equity:
Convertible preferred stock, $0.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000 shares authorized, 23,691 and 23,545 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	237	235
Additional paid-in capital	13,257	11,052
Accumulated earnings	1,104,591	1,049,171
Accumulated other comprehensive loss	(129,958)	(123,920)
Total stockholders’ equity	988,127	936,538
Total liabilities and stockholders’ equity	$4,816,844	$4,630,486

The following table presents certain assets and liabilities of consolidated variable interest entities (“VIEs”) included in the condensed consolidated statements of financial condition above. The liabilities in the table below can only be settled from assets in the respective VIEs. Creditors of the VIEs do not have recourse to the general credit of the Company.

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$26,714	$24,472
Investment in receivable portfolios, net	774,104	717,556
Other assets	9,294	19,358
Liabilities
Accounts payable and accrued liabilities	2,266	1,854
Borrowings	466,267	494,925
Other liabilities	7	2,452

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues
Revenue from receivable portfolios	$321,930	$301,184	$637,782	$596,858
Changes in recoveries	5,754	(3,486)	(6,655)	(12,987)
Total debt purchasing revenue	327,684	297,698	631,127	583,871
Servicing revenue	21,107	21,008	41,486	43,593
Other revenues	6,494	4,338	11,058	8,210
Total revenues	355,285	323,044	683,671	635,674
Operating expenses
Salaries and employee benefits	106,608	95,855	210,792	199,705
Cost of legal collections	64,249	57,150	122,970	111,251
General and administrative expenses	36,779	34,529	73,020	72,494
Other operating expenses	30,845	26,349	61,212	53,905
Collection agency commissions	7,504	10,387	14,938	18,537
Depreciation and amortization	7,461	10,702	15,309	21,572
Total operating expenses	253,446	234,972	498,241	477,464
Income from operations	101,839	88,072	185,430	158,210
Other expense
Interest expense	(61,376)	(49,983)	(117,141)	(96,818)
Other income (expense), net	2,047	(1,755)	4,713	(23)
Total other expense	(59,329)	(51,738)	(112,428)	(96,841)
Income before income taxes	42,510	36,334	73,002	61,369
Provision for income taxes	(10,329)	(10,029)	(17,582)	(16,438)
Net income	$32,181	$26,305	$55,420	$44,931

Earnings per share:
Basic	$1.35	$1.11	$2.33	$1.90
Diluted	$1.34	$1.08	$2.28	$1.83

Weighted average shares outstanding:
Basic	23,883	23,670	23,834	23,610
Diluted	24,097	24,280	24,282	24,611

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, In Thousands)

	Six Months Ended June 30,
	2024	2023
Operating activities:
Net income	$55,420	$44,931
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,309	21,572
Other non-cash interest expense, net	7,941	8,660
Stock-based compensation expense	7,994	7,925
Deferred income taxes	(810)	2,785
Changes in recoveries	6,655	12,987
Other, net	3,357	985
Changes in operating assets and liabilities
Other assets	(25,896)	(35,730)
Accounts payable, accrued liabilities and other liabilities	16,727	(1,492)
Net cash provided by operating activities	86,697	62,623
Investing activities:
Purchases of receivable portfolios, net of put-backs	(566,960)	(544,721)
Collections applied to investment in receivable portfolios	419,833	342,020
Purchases of asset held for sale	(212)	(24,645)
Purchases of property and equipment	(14,251)	(9,503)
Other, net	29,704	22,603
Net cash used in investing activities	(131,886)	(214,246)
Financing activities:
Payment of loan and debt refinancing costs	(17,201)	(8,151)
Proceeds from credit facilities	393,455	444,805
Repayment of credit facilities	(1,234,189)	(259,843)
Proceeds from senior secured notes	1,000,000	—
Repayment of senior secured notes	(19,540)	(19,540)
Proceeds from issuance of convertible senior notes	—	230,000
Repayment of exchangeable senior notes	—	(192,457)
Proceeds from convertible hedge instruments, net	—	10,050
Other, net	16,967	(14,238)
Net cash provided by financing activities	139,492	190,626
Net increase in cash and cash equivalents	94,303	39,003
Effect of exchange rate changes on cash and cash equivalents	(2,046)	1,956
Cash and cash equivalents, beginning of period	158,364	143,912
Cash and cash equivalents, end of period	$250,621	$184,871

Supplemental disclosure of cash information:
Cash paid for interest	$80,945	$79,167
Cash paid for taxes, net of refunds	42,365	36,822
Supplemental schedule of non-cash investing activities:
Investment in receivable portfolios transferred to real estate owned	$3,098	$6,244

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Supplemental Financial Information
Reconciliation of Non-GAAP Metrics
Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, unaudited)	2024	2023	2024	2023
GAAP net income, as reported	$32,181	$26,305	$55,420	$44,931
Adjustments:
Interest expense	61,376	49,983	117,141	96,818
Interest income	(1,760)	(1,123)	(3,128)	(2,067)
Provision for income taxes	10,329	10,029	17,582	16,438
Depreciation and amortization	7,461	10,702	15,309	21,572
Net gain on derivative instruments(1)	(78)	—	(273)	—
Stock-based compensation expense	4,637	3,873	7,994	7,925
Acquisition, integration and restructuring related expenses(2)	1,883	454	4,202	5,980
Adjusted EBITDA	$116,029	$100,223	$214,247	$191,597
Collections applied to principal balance(3)	$228,923	$190,658	$443,474	$373,639
________________________

(1)Amount represents gain or loss recognized on derivative instruments that are not designated as hedging instruments or gain or loss recognized on derivative instruments upon dedesignation of hedge relationships. We adjust for this amount because we believe the gain or loss on derivative contracts is not indicative of ongoing operations.
(2)Amount represents acquisition, integration and restructuring related expenses. We adjust for this amount because we believe these expenses are not indicative of ongoing operations; therefore, adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.
(3)Amount represents (a) gross collections from receivable portfolios less (b) debt purchasing revenue, plus (c) proceeds applied to basis from sales of real estate owned (“REO”) assets and other receivable portfolios. A reconciliation of “collections applied to investment in receivable portfolios, net” to “collections applied to principal balance” is available in the Form 10-Q for the period ending June 30, 2024.